EXHIBIT 21.1

FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES
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Faro Worldwide Inc.
125 Technology Park Drive
Lake Mary, Florida 32746
USA

CATS GmbH and Co. KG
Erbprinzenstr. 31
76133 Karlsruhe
Gerany

Antares LDA
Rua das Leirinhas N. 48 Aradas
3810 Aveiro
Portugal